Exhibit 99.1

BitNile Metaverse Announces Name Change to RiskOn International

Company to also change its stock symbol to ROI

LAS VEGAS--(BUSINESS WIRE) – October 31, 2023 –BitNile Metaverse, Inc. (Nasdaq: BNMV) (the “Company”), announced today that it will change its name to RiskOn International, Inc., effective at 12:01 am Pacific Time on Wednesday, November 1, 2023. In connection with the name change, the Company will change its trading symbol to “ROI.” The Company’s common stock will commence trading on November 1, 2023, on the Nasdaq Capital Market under the new name and trading symbol.

The change in both name and ticker are underscored by the Company’s commitment to developing a vertically integrated community while creating a seamless and enriched user experience.

About RiskOn International, Inc.

Founded in 2011, the Company owns 100% of BNC, including the BitNile.com metaverse platform (the “Platform”). The Platform, which went live to the public on March 1, 2023, allows users to engage with a new social networking community and purchase both digital and physical products while playing 3D immersive games. In addition to BNC, the Company also owns two non-core subsidiaries: approximately 66% of Wolf Energy Services Inc. (OTCQB: WOEN) indirectly and approximately 89% of Agora Digital Holdings, Inc. directly. BitNile Metaverse also owns approximately 70% of White River Energy Corp (OTCQB: WTRV).

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and BitNile Metaverse will not undertake any obligation to update any of these statements publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. In addition to risks relating to the acceptance of the Platform by individuals, competition with much larger companies operating metaverses and BitNile Metaverse’s ability to raise capital, investors should review risk factors, that could affect BitNile Metaverse’s business and financial results which are included in BitNile Metaverse’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, Forms 10-K, 10-Q and 8-K. All such filings are available at www.sec.gov and on the Company’s website at www.riskonint.com.

Contacts

ir@riskonint.com or 1-800-762-7293